UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 1-7418

                      ESSEX GROUP, INC.
    (Exact name of registrant as specified in its charter)

                       1601 Wall Street
                     Fort Wayne, IN 46802
                       (219) 461-4000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  10% Senior Notes due 2003
   (Title of each class of Securities covered by this Form)


 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file


Rule 12g-4(a)(1)(i)           [X]         Rule 12h-3(b)(1)(i)         [ ]
Rule 12g-4(a)(1)(ii)          [ ]         Rule 12h-3(b)(1)(ii)        [ ]
Rule 12g-4(a)(2)(i)           [ ]         Rule 12h-3(b)(2)(i)         [ ]
Rule 12g-4(a)(2)(ii)          [ ]         Rule 12h-3(b)(2)(ii)        [ ]
                                          Rule 15d-6                  [ ]

Approximate number of holders of record as of the certification or notice date:____0____

Pursuant to the requirements of the Securities Exchange Act of 1934 Essex Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 13, 1998                    By:/s/ David A. Owen
                                          ------------------------
                                          David A.Owen
                                          Executive Vice President,
                                          Chief Financial Officer